Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2017, with respect to the consolidated balance sheets as of December 31, 2016 and 2015 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2016 included in the Annual Report of SAExploration Holdings, Inc. on Form 10-K for the year ended December 31, 2016.

/s/ Pannell Kerr Forster of Texas, P.C.
Houston, Texas
June 5, 2017